Exhibit 10.1

AERPIO PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Regina Marek, CPA MBA (the “Executive”) and is effective as of November 6, 2019, (the “Effective Date”). Except with respect to the Proprietary Rights Agreement and the Equity Documents (each as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the offer letter between the Company and the Executive dated July 15, 2018 (the “Prior Agreement”), (ii) any offer letter, employment agreement or severance agreement and (iii) any retention or severance notice.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company beginning on the Effective Date on the terms of this Agreement and the Proprietary Rights Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment commencing as of the Effective Date and continuing, until terminated in accordance with the provisions of Section 3. The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. The time period between the Effective Date and the Date of Termination shall be referred to herein as the “Term”.

(b) Position and Duties. During the Term, the Executive shall serve as the Vice President of Finance of the Company, shall report to the Company’s President and Founder and shall have such powers and duties as may from time to time be prescribed by the President and Founder or the Board of Directors of the Company (the “Board”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that she may hold from time to time. The Executive shall devote substantially all her working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on up to two (2) boards of directors of companies of her choice, provided the Executive will notify the Board upon joining or leaving any such board. The Executive may also serve on additional boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities (a) are disclosed to the Board when they require a significant time commitment and (b) do not materially interfere with the Executive’s performance of her duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $270,000. The Executive’s base salary shall be reviewed annually for a potential increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined in good-faith by the Board or the Compensation Committee at least annually. The Executive’s target annual incentive compensation shall be thirty-five percent (35%) of her Base Salary (the “Target Annual Incentive Compensation”); provided that any incentive compensation awarded for performance between January 1, 2019 and the date immediately prior to the Effective Date shall be pro-rated based on the Executive’s base salary and target incentive compensation in effect prior to the Effective Date, and any incentive compensation awarded for performance between the Effective Date and December 31, 2019 shall be prorated based on the Base Salary and Target Annual Incentive Compensation set forth in this Section 2(b). To earn any incentive compensation, the Executive must be employed by the Company on the last day of the applicable year. The Target Annual Incentive Compensation if and to the extent earned will be paid no later than March 15th of the next succeeding year.

(c) Equity. The equity awards held by the Executive, including without limitation the Retention Grant (as defined below) shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreements governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 4(b)(iii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason, in each case that occurs before the occurrence of the first event constituting a Change in Control (as such terms are defined below), and Section 5(b) of this Agreement shall apply upon the occurrence of the first event constituting a Change in Control.

(d) Retention Benefits. The Executive shall continue to be eligible for a cash retention bonus of $120,000, which will be paid on the next regular payroll date after June 30, 2020, provided that the Executive is employed by the Company on June 30, 2020 (the “Retention Bonus”). For the avoidance of doubt, in the event that the Executive’s employment ends for any reason prior to June 30, 2020, the Executive shall not be eligible for the Retention Bonus. The Executive shall also continue to be eligible to vest in the retention stock option award granted on May 14, 2019 (the “Retention Grant”) pursuant to the terms and conditions of the applicable option award agreement and the Company’s 2017 Stock Option and Incentive Plan.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(f) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(g) Vacations. During the Term, the Executive shall be entitled to accrue up to twenty (20) paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon her death.

(b) Disability. The Company may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 consecutive days or 240 non-consecutive days in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s position with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive as to whether the Executive is so disabled or how long such disability is expected to continue (provided that if the Company disputes the certification from such physician selected by the Executive, then the Executive will select a second physician reasonably acceptable to the Company and with whom the Executive has had no prior relationship to provide a new certification, and the original certification from the Executive’s first selected physician will be of no effect), and such certification (from the first or second physician, as the case may be) shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. Mass. General Laws Chapter 151B and/or the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment without notice hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of her duties; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries or affiliates if she were retained in her position; (iii) a material breach by the Executive of any of the provisions contained in this Agreement or in Section 7 or the Proprietary Rights Agreement; (iv) a material violation by the Executive of the Company’s written employment policies; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a more than fifty (50) mile change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason by the Executive or the Company or by death or disability as set forth in this Agreement, the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e)); (iii) unused vacation that accrued through the Date of Termination; (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (v) any incentive compensation for the year preceding the year in which the Date of Termination occurs and to be paid to the Executive as provided by Section 2(b) if the Executive had been employed at the end of a calendar year and such compensation has not yet been paid as provided under Section 2(b) (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive her Accrued Benefit. In addition, subject to the Executive signing a separation agreement (provided to the Executive on the date of termination or within five (5) business days thereafter) containing, among other provisions, a general release of claims in favor of the Company and related persons and entities (with reasonable and standard exceptions), confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company and not containing additional obligations regarding restrictive covenants other than Executive already agreed to (the “Separation Agreement”) and the Separation Agreement becoming irrevocable, all within the time period set forth in the Separation Agreement but in no event more than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to twelve (12) months’ Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in the Proprietary Rights Agreement or Section 7, all payments of the Severance Amount shall immediately cease; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health and dental continuation, then the Company shall pay on the Executive’s behalf for twelve (12) months or the Executive’s COBRA health and dental continuation period, whichever ends earlier, an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to the Executive if the Executive had remained employed by the Company plus any associated COBRA administrative fees; and

(iii) upon the Date of Termination, all time-based stock options and other time-based stock-based awards held by the Executive in which the Executive would have vested if she had remained employed for an additional twelve (12) months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iv) the amounts payable under Section 4(b)(i) and (ii) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions shall apply in lieu of, and expressly supersede the provisions of Section 4(b), upon a Change of Control and if a termination of employment occurs within fifteen (15) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning fifteen (15) months after the occurrence of a Change in Control.

(a) Change in Control Payments. During the Term, if within fifteen (15) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates her employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement (given to the Executive within five (5) business days after the Date of Termination) by the Executive and the Separation Agreement becoming irrevocable and fully effective, all within 60 days after the Date of Termination,

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to one and a half (1.5) times the sum of both (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Incentive Annual Compensation (or the Executive’s Target Incentive Annual Compensation in effect immediately prior to the Change in Control, if larger); and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to the Executive if the Executive had remained employed by the Company; and

(iii) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Equity Post-Change of Control. Notwithstanding anything contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards of the Company held by the Executive subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable upon the occurrence of the first event constituting a Change in Control.

(c) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(c)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(d) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting

Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Proprietary Rights Agreement. The terms of the Employee Confidentiality and Assignment Agreement between the Company and the Executive dated November 4, 2019 and attached hereto as Exhibit A (the “Proprietary Rights Agreement”) and the Confidentiality and Non-Disclosure Agreement dated August 1, 2018 (the “Confidentiality Agreement”) shall continue to be in full force and effect and are incorporated by reference as material terms of this Agreement.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company shall not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such material breach. Accordingly, notwithstanding Section 8 of this Agreement, the Executive agrees that if the Executive materially breaches, or proposes to materially breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive materially breaches this Section 7 during a period when she is receiving severance payments pursuant to Section 4 or Section 5 hereof, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of her duties under this Agreement.

(e) Protected Disclosures and Other Protected Action. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor do any of the provisions of this Section 7 apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form mutually agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8, the parties hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement, the Proprietary Rights Agreement, the Confidentiality Agreement and the Equity Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement and the retention benefits letter dated September 2019.

11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This is an Ohio contract and shall be construed under and be governed in all respects by the laws of State of Ohio, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Sixth Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement, including Section 4, to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AERPIO PHARMACEUTICALS, INC.

By:	/s/ Joseph Gardner
Its:	President

EXECUTIVE

/s/ Regina Marek
Regina Marek, CPA MBA

EXHIBIT A

Proprietary Rights Agreement